Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement on Form S-8 of Worthington Enterprises, Inc. of our report dated February 15, 2024, with respect to the consolidated financial statements of Worthington Armstrong Venture and its subsidiary, which report appears in the Form 10-K of Worthington Enterprises, Inc. dated July 30, 2024.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 26, 2024